November 25, 2008


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561


We have read Item 77K of Form N-SAR for Nicholas II, Inc. for the fiscal year ended September 30, 2008 and for Nicholas Fund, Inc. and Nicholas Equity Income Fund, Inc. for the six-month period ended September 30, 2008, and are in agreement with the statements contained in first sentence of paragraph one and all of the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


							/s/ Ernst & Young LLP